Financial Contact:James C. Jacobsen, (31) 576-329, Fax: (31) 576-339 OR
                  Roger D. Joseph, (31) 576-337, Fax: (31) 576-3325
            Media Contact:Donna B. Weaver, (31) 576-3265, Fax: (31) 576-33


                                FOR IMMEDIATE RELEASE


                   KELLWOOD (NYSE) REPORTS SECOND QUARTER RESULTS;
                    NET EARNINGS UP 6 PERCENT, SALES UP 1 PERCENT;
                         REGULAR QUARTERLY DIVIDEND DECLARED


      ST. LOUIS, MISSOURI, November 2, 1998 -- Kellwood Company reported sales and earnings today for the second quarter ended October 31, 1998, according to Hal J. Upbin, president and chief executive officer. Sales for the quarter were $509,763,000, up one percent from last year's record quarter of $502,852,000. Net earnings increased six percent to $17,50,000, or $0.80 per share, from $16,512,000, or $0.75 per share.

           Sales growth for the quarter came from our Popular-to-Moderately Priced Women's Sportswear and Smart Shirts business segments. The growth for the quarter was partially offset by lower sales in our Better-to-Bridge Women's Sportswear and Private Label business segments, which we anticipated.

           On a percentage basis, net earnings for the second quarter grew more than sales due to an improved gross margin resulting from cost savings attendant with our Vision 2000 program.

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      Sales for the six-month period increased four percent to $937,32,000,
      compared to $903,56,000 a year earlier.   Net earnings were $25,29,000,
      or $1.15 per share, up seven percent from $23,728,000, or $1.08 per share.

           "We continue to make progress implementing the various programs under our Vision 2000 initiative. These programs include the consolidation of warehousing and distribution, the installation of new operating systems, leveraging our purchasing power through supplier management, and rationalization and migrating to shared administrative services. The supplier management initiative is providing significant savings to the Company which has resulted in an improvement to our gross margin and an enhancement to our competitive position," commented Upbin. The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable December 18, 1998 to shareholders of record December , 1998.

           Kellwood Company (NYSE: KWD) is an international marketer, merchandiser, and manufacturer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kwdco.com.

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
      KELLWOOD COMPANY AND SUBSIDIARIES
      CONSOLIDATED BALANCE SHEET (unaudited)
      (Amounts in thousands)
                                                October 31,
      ASSETS                               1998           1997
      CURRENT ASSETS:
         Cash and time deposits          $ 35,825     $ 25,248
         Receivables, net                 292,896      300,041
         Inventories                      328,436      304,958
         Prepaid taxes and expenses        29,258       29,897

           TOTAL CURRENT ASSETS           686,415      660,144

      PROPERTY, PLANT AND EQUIPMENT, NET   85,862       61,409

      INTANGIBLE ASSETS, NET               98,154      108,800

      OTHER ASSETS                         87,948       81,986

                                        $ 958,379     $912,339

      LIABILITIES AND SHAREOWNERS' EQUITY

      CURRENT LIABILITIES:
      Current portion of long-term debt $  15,762     $ 15,371
         Notes payable                     98,544       78,319
         Accounts payable                  87,564       83,069
         Accrued expenses                  68,662       65,553

           TOTAL CURRENT LIABILITIES      270,532      242,312

      LONG-TERM DEBT                      235,997      251,807

      DEFERRED INCOME TAXES AND OTHER      46,167       46,680

      SHAREOWNERS' EQUITY                 405,683      371,540

                                         $958,379    $ 912,339

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
      KELLWOOD COMPANY AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF EARNINGS (unaudited)
      (Amounts in thousands except per share data)

                                    Three Months Ended      Six Months Ended
                                        October 31,            October 31,
                                      1998      1997         1998      1997

      NET SALES                     $509,763   $502,852    $937,432   $903,456

      COSTS AND EXPENSES:
         Cost of products sold       405,702    402,882     752,502    724,484
         Selling, general and
           administrative expenses    62,928     60,754      119,300   117,177
         Amortization of intangible
           assets
                                       3,732      4,007        7,342     7,759
         Interest expense              7,651      7,104       15,524    13,991
         Interest income and other,
           net
                                        (790)      (507)      (1,230)     (983)

      EARNINGS BEFORE INCOME TAXES    30,540     28,612       43,994    41,028

      INCOME TAXES                    13,000     12,100       18,700    17,300

      NET EARNINGS                 $  17,540     16,512    $  25,294  $ 23,728

      WEIGHTED AVERAGE SHARES
         OUTSTANDING:
         Basic                        21,620     21,433       21,596    21,339

         Diluted                      22,012     22,091       22,067    21,923

      EARNINGS PER SHARE:
         Basic                        $ 0.81     $ 0.77       $ 1.17    $ 1.11

         Diluted                      $ 0.80     $ 0.75       $ 1.15    $ 1.08

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